                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 15


           Certification and Notice of Termination of Registration
          under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
               and 15(d) of the Securities Exchange Act of 1934


                     Commission File No. 333-9268
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                           TM Group Holdings PLC
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            (Exact name of registrant as specified in its charter)


      TM House, Ashwells Road, Brentwood, Essex CM15 9ST, England;
                           (011) 44 12777 372916
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         (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                         11% Senior Notes Due May 15, 2008
                 12 1/4% Senior Subordinated Notes Due May 15, 2008
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           (Title of each class of securities covered by this Form)

                                    N/A
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    / /        Rule 12h-3(b)(1)(ii)     / /
     Rule 12g-4(a)(1)(ii)   / /        Rule 12h-3(b)(2)(i)      /X/
     Rule 12g-4(a)(2)(i)    / /        Rule 12h-3(b)(2)(ii)     / /
     Rule 12g-4(a)(2)(ii)   / /        Rule 15d-6               / /
     Rule 12h-3(b)(1)(i)    /X/

        Approximate number of holders of record as of the certification or
notice date:   0
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        Pursuant to the requirements of the Securities Exchange Act of 1934, TM Group Holdings PLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                        By: TM Group Holdings PLC


Dated: October 24, 2005                 By: /s/ Jonathan Miller
                                           ---------------------
                                        Name:  Jonathan Miller
                                        Title: Chief Financial Officer